EXHIBIT 21

SUBSIDIARIES OF DVL

The Company’s only significant subsidiaries are:

Professional Service Corporation (a Delaware Corporation)
Del Toch, LLC (a Delaware Limited Liability Corporation)
Delborne Land Company, LLC (a Delaware Limited Liability Corporation)
S2 Holdings, Inc. (a Delaware Corporation)
DVL Mortgage Holdings, LLC (a Delaware Limited Liability Corporation)
Receivables II-A, LLC (a Nevada Limited Liability Corporation)
Receivables II-B, LLC (a Nevada Limited Liability Corporation)
Delbrook Holdings, LLC (a Delaware Limited Liability Corporation)
DVL Kearny Holdings, LLC (a Delaware Limited Liability Company)